UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 14, 2020

CHS Inc.
(Exact Name of Registrant as Specified in Charter)

Commission File Number: 001-36079

Minnesota	41-0251095
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
(Address of Principal Executive Offices) (Zip Code)

(651) 355-6000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
8% Cumulative Redeemable Preferred Stock	CHSCP	The Nasdaq Stock Market LLC
Class B Cumulative Redeemable Preferred Stock, Series 1	CHSCO	The Nasdaq Stock Market LLC
Class B Reset Rate Cumulative Redeemable Preferred Stock, Series 2	CHSCN	The Nasdaq Stock Market LLC
Class B Reset Rate Cumulative Redeemable Preferred Stock, Series 3	CHSCM	The Nasdaq Stock Market LLC
Class B Cumulative Redeemable Preferred Stock, Series 4	CHSCL	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 1.01.                                        Entry into a Material Definitive Agreement.
On August 14, 2020, CHS Inc. (the “Company”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with the accredited investors signatory thereto (collectively, the “Purchasers”), pursuant to which the Company will issue and sell, in a private placement, senior notes in the aggregate principal amount of $375,000,000. The Company will issue these notes in four series, in the following designations and aggregate principal amounts: (i) $95,000,000 aggregate principal amount of its Series Y Senior Notes due November 2, 2027 (the “Series Y Notes”); (ii) $100,000,000 aggregate principal amount of its Series Z Senior Notes due November 2, 2030 (the “Series Z Notes”); (iii) $65,000,000 aggregate principal amount of its Series AA Senior Notes due November 2, 2032 (the “Series AA Notes”); and (iv) $115,000,000 aggregate principal amount of its Series BB Senior Notes due November 2, 2035 (the “Series BB Notes” and, together with the Series Y Notes, the Series Z Notes and the Series AA Notes, the “Notes”).
The Note Purchase Agreement provides that the Company will issue the Notes to the Purchasers, and that the Purchasers will pay the aggregate purchase price for the Notes to the Company, on November 2, 2020 (the “Closing Date”), subject to the satisfaction of certain customary closing conditions set forth in the Note Purchase Agreement, including, among other things, closing conditions relating the accuracy of the representations and warranties of the Company contained in the Note Purchase Agreement, the absence of any default or event of default under the Note Purchase Agreement, the performance and compliance by the Company with all agreements and conditions contained in the Note Purchase Agreement required to be performed or complied with by it prior to or as of the Closing Date and the delivery of certain legal opinions and closing certificates.
The Note Purchase Agreement requires the Company to offer to prepay all of the outstanding Notes in full, together with unpaid accrued interest to the date of prepayment, in the event of a “change in control” of the Company. For purposes of the Note Purchase Agreement, a “change in control” of the Company means any person or entity, or any group thereof acting in concert, together with their respective affiliates, directly or indirectly controlling or owning (beneficially or otherwise) in the aggregate more than 50% of the aggregate voting power of the issued and outstanding voting interests of the Company. The Note Purchase Agreement also provides that the Company may, at its option and at any time, prepay all or part of the Notes, in integral multiples of $1,000,000 and in a minimum amount of $5,000,000, at 100% of the principal amount prepaid, plus interest thereon to the date of prepayment and a “make-whole amount” equal to the excess, if any, of the discounted value of the remaining scheduled payments with respect to the Notes being prepaid over the aggregate principal amount of those Notes (as more particularly described in the Note Purchase Agreement).
The Note Purchase Agreement contains customary representations, warranties and covenants, including financial covenants (1) not to permit the ratio of consolidated funded debt, determined as of the end of each fiscal quarter, to consolidated cash flow, as measured on the previous consecutive four fiscal quarters (the “Leverage Ratio”), to exceed 3.50 to 1.00 and (2) not to permit the ratio of adjusted consolidated funded debt, determined as of the end of each fiscal quarter, to consolidated net worth, determined as of that date, to exceed 0.80 to 1.00. The Note Purchase Agreement also restricts the Company and its subsidiaries from creating, issuing, incurring, assuming or permitting to exist any Priority Debt (as defined in the Note Purchase Agreement), if after giving effect thereto, the aggregate outstanding principal amount of all Priority Debt would exceed 20.0% of the Company’s consolidated net worth.
The Note Purchase Agreement includes a “most favored lender” provision generally requiring that, in the event any agreement or series of agreements of the Company or any of its subsidiaries creating or evidencing indebtedness for borrowed money, or any renewal, extension, amendment, supplement, restatement, replacement or refinancing thereof, in each case, in a principal amount outstanding or available for borrowing equal to or greater than $100,000,000, at any time includes any financial covenant, event of default or prepayment right not included in the Note Purchase Agreement, or that would be more beneficial to the holders of the Notes than any analogous provision contained in the Note Purchase Agreement (an “Additional Provision”), then unless waived by the holders of a majority in aggregate principal amount of the Notes then outstanding, the Additional Provision will be deemed to be incorporated by reference into the Note Purchase Agreement. The Note Purchase Agreement also provides for the amendment, modification or deletion of an Additional Provision if such Additional Provision is amended or modified under, or deleted from, the underlying agreement, provided that no default or event of default has occurred and is continuing under the Note Purchase Agreement.
The Note Purchase Agreement contains customary events of default, including cross-defaults relating to other indebtedness. If certain events of default occur and are continuing, holders of a majority in aggregate principal amount of the Notes then outstanding may, upon notice to the Company, declare all the Notes then outstanding to be immediately due and payable. The occurrence of certain other events of default involving insolvency or bankruptcy of the Company or any of its subsidiaries will result in all the Notes then outstanding becoming immediately due and payable without any action by or on behalf of any holder of Notes. In addition, in the case of certain non-payment defaults that have occurred and are continuing, any holder of Notes affected by the default may, upon notice to the Company, declare all such holder’s Notes to be immediately due and payable.

The Notes are unsecured and rank at least pari passu with all of the Company’s other unsecured senior debt.

Interest on the Series Y Notes will accrue at a rate of 3.24% per annum, interest on the Series Z Notes will accrue at a rate of 3.48% per annum, interest on the Series AA Notes will accrue at a rate of 3.58% per annum and interest on the Series BB Notes will accrue at a rate of 3.73% per annum, in each case, computed on the basis of a 360-day year of 12 30-day months; provided, that: (1) if during any fiscal quarter the Leverage Ratio (rounded to the second decimal place, with .005 being rounded upward) for the immediately preceding period is greater than 3.00 to 1.00, but the Notes had an investment grade rating from any nationally recognized statistical rating organization during that fiscal period, then the interest rate on each of the Notes will be 0.25% greater than it otherwise would have been; (2) if during any fiscal quarter the Leverage Ratio (rounded to the second decimal place, with .005 being rounded upward) for the immediately preceding period is greater than 3.00 to 1.00 but less than or equal to 3.25 to 1.00, and the Notes did not have an investment grade rating from any nationally recognized statistical rating organization during that fiscal period, then the interest rate on each of the Notes will be 0.50% greater than it otherwise would have been; and (3) if during any fiscal quarter the Leverage Ratio (rounded to the second decimal place, with .005 being rounded upward) for the immediately preceding period is greater than 3.25 to 1.00, and the Notes did not have an investment grade rating from any nationally recognized statistical rating organization during that fiscal period, then the interest rate on each of the Notes will be 1.00% greater than it otherwise would have been; provided, further, that, to the extent permitted by law, interest on any overdue payment of interest and, during the continuance of an event of default, on any unpaid balance and on any overdue payment of any “make-whole amount” will accrue at a rate equal to the greater of (x) 2.00% per annum greater than it otherwise would have been or (y) 2.00% over the rate of interest publicly announced by The Bank of New York in New York, New York as its “base” or “prime” rate. Interest on the Notes will be paid semiannually. Principal on each series of the Notes will be payable in full on the dates set forth in the first paragraph above.
Net proceeds from the issuance of the Notes will be used for general corporate purposes, including funding capital expenditures and investments.

Certain Purchasers are also holders of notes previously issued by the Company in private placement offerings.
The foregoing description of the Note Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Note Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Reference is made to the information set forth in Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.
Item 9.01.    Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Note Purchase Agreement, dated as of August 14, 2020, among CHS Inc. and each of the Purchasers signatory thereto

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHS Inc.

Date: August 14, 2020	By:	/s/ Olivia Nelligan
Olivia Nelligan
Executive Vice President and Chief Financial Officer